Exhibit 10 34

July 23, 2019

Michael Evans

Dear Mike:

We are pleased to confirm our offer of employment with Houghton Mifflin Harcourt Publishing Company (the “Company” or “HMH”). You will work as an Executive Vice President, Chief Revenue Officer, reporting to HMH’s Chief Executive Officer (“CEO”) Jack Lynch, working out of the Company’s Evanston, IL office. This offer letter summarizes the compensation and benefits we are offering and contains important information regarding employment with the Company which is subject, however, to the successful completion of professional reference checks and a background investigation.

Your employment will begin on September 16, 2019. You will be compensated with a salary at the rate of $525,000 annually, subject to applicable payroll taxes and withholdings. Currently, paydays are every other Friday.

You will be eligible to participate in the Houghton Mifflin Harcourt Company (“Parent”) bonus plan applicable to executive level employees of the Company (“Executive Leadership Team”), subject to the terms and conditions of such bonus plan, which will be provided under separate cover. Your target bonus under such bonus plan will be 75% of your base salary paid during the relevant plan year. Any bonus for 2019 will be pro-rated based on your start date. The bonus plans, and payment under such plans, are operated at the discretion of the plan administrators and are subject to change from year to year.

Subject to and upon the terms and conditions of the attached Bonus Agreement (including signing and returning such agreement), you will be granted a signing bonus in the amount of $285,000, subject to applicable payroll taxes and withholdings, payable as follows: first installment of $145,000 paid 30 days after your start date; second installment of $140,000 paid on March 15, 2020.

Also, you will be eligible for a $1,000,000 long-term incentive award in the form of grants under the terms of Parent’s annual long-term incentive program (“LTIP”) for 2019 (“2019 LTIP”) and the Parent’s 2015 Omnibus Incentive Plan (the "Equity Plan"), which will be pro-rated based on your start date. For example, if you start employment on September 16, 2019, the pro-ration would be as follows: (1) time- based restricted stock units (“LTIP RSUs”) with respect to that number of shares of Parent common stock having a fair market value equal to $116,164 on the grant date and (2) performance-based restricted stock units (“LTIP PSUs”) with respect to that number of shares of Parent common stock having a fair market value equal to $174,247 on the grant date. The vesting schedule and other terms of the LTIP RSUs and LTIP PSUs will be set forth in the applicable award agreements and be subject to the terms and conditions of the Equity Plan and the 2019 LTIP, as the case may be. In accordance with Parent’s Equity Grant Policy, the grant date for the LTIP RSUs and LTIP PSUs will be the business day that is three business days following the date on which the Company first releases quarterly earnings information following your first day of employment.

You will also be eligible for future LTIP awards applicable to the Executive Leadership Team, subject to the discretion and approval of the Compensation Committee of Parent’s Board of Directors (“Compensation Committee”) and the terms and conditions of such program, if any, as it may exist from time to time. Subject to Compensation Committee approval, and the existing LTIP framework continuing in its current form into 2020, the Company anticipates that your 2020 LTIP award would have an aggregate fair market value of approximately $1,000,000 on the date of grant. Any such award would be subject to the terms and conditions of such program. The Company's LTIPs, and awards under such programs, are operated at the discretion of the plan administrators and are subject to change from year to year. If the existing framework changes for 2020, your award would change at a level commensurate with other Executive Leadership Team awards.

You will be eligible to participate in the HMH Holdings (Delaware), Inc. Change in Control Severance Plan at the Level of a Tier II Employee (as defined in such plan) and in the Company’s ELT Severance Plan at the level of a Tier I Employee (as defined in such plan) in accordance with the terms and conditions of such plans. Copies of these plans are enclosed for your reference.

You will be eligible for up to 20 vacation days annually, which will be pro-rated in 2019 based on your start date. Vacation time is accrued on a monthly basis. In addition, you will be eligible for paid Company holidays and occasional absence days as described in the Employee Guide.

You will be eligible to participate in the Company’s employee benefit programs. If you choose to enroll, unless otherwise described in the terms of any employee benefit plan, benefits coverage will commence on the first day of the month, following 30 days from your start date. In order to participate in any of the Company’s employee benefit programs, you must complete the enrollment process for such programs within your first 30 days of employment.

Also, the Company will reimburse you for the fees associated with your attorney’s review of this offer letter and related documents, not to exceed $25,000, within 10 business days following the later of the commencement of your employment and the Company’s receipt of an invoice.

Your employment with the Company will be “At-Will,” meaning that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without notice. Nothing in this letter should be interpreted as creating an employment contract between you and the Company.

I have enclosed two documents that you must complete in connection with your employment: a Confidentiality and Intellectual Property Agreement and a Non-Competition and Non-Solicitation Agreement. Please return signed copies of these agreements to me together with a signed copy of this letter.

Please bring proper identification to Human Resources on your first day. You will be receiving a separate email with instructions on how to initiate the electronic I-9 work authorization process. Your work authorization documentation will need to be reviewed within three days of your start date. An HR Representative will review these documents with you and complete the process.

By accepting this offer of employment, you agree that during your employment with the Company, you will abide by all Company policies and standards of conduct. Any violation of the Company’s policies or standards of conduct may be grounds for immediate termination from employment.

We acknowledge that your legal counsel and our outside counsel reviewed the McGraw-Hill Education, Inc. Nonqualified Stock Option Grant Certificate and specifically Section 7 (Restrictive Covenants) and discussed certain critical facts relating to that agreement and to your employment with McGraw. Counsel have concluded that there are serious impediments to enforcing the non-competition obligations. However, you and the Company have reached a mutual conclusion and agree that there is no material impediment to you commencing employment as Chief Revenue Officer with the Company on September 16, 2019. You represent and acknowledge that you will not provide any confidential information of McGraw or any other third party to HMH or any of its representatives.

This letter sets forth the terms of your employment with the Company and supersedes any prior oral or written communications. To accept this offer of employment, please sign and return a copy of this letter to me by July 26, 2019. Your signature below indicates that you understand and agree to the terms set forth in this letter. If you do not return this letter to us by July 26 this offer will expire. Please scan and e-mail this offer letter, with your signature, to my attention at alejandro.reyes@hmhco.com. Handwritten changes to this letter are not valid unless authorized and signed by me. If you have any questions, please call me directly at 617-351-5600.

We are very enthusiastic about you joining HMH! We look forward to working with you and hope that our relationship proves to be a mutually rewarding one.

Cordially,

Alejandro Reyes
Chief People Officer

Agreed to and accepted:

	July 24, 2019	| 1:08 AM EDT
/s/ Mike Evans
Signature	Date

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